UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 23, 2017, Land & Buildings issued the following press release:

ISS and Glass Lewis Endorse Full Slate of Land and Buildings Nominees for Election at Taubman Centers

– Leading Proxy Advisors Recommend Taubman Shareholders Vote on the GOLD Proxy Card to Elect Both Highly-Qualified and Independent Land and Buildings Nominees –

– Both Leading, Influential Advisors Believe Land and Buildings Has Demonstrated a “Compelling Case” for Change at Taubman –

– Land and Buildings Urges All Shareholders to Follow the Lead of ISS and Glass Lewis and Vote the GOLD Proxy Card to Support the Election of Charles Elson and Jonathan Litt –

Stamford, CT — May 23, 2017 — Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that leading independent proxy voting advisory firms, Institutional Shareholder Services (ISS) and Glass, Lewis & Co. (Glass Lewis), have recommended that shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) vote on the GOLD proxy card to support both of Land and Buildings’ highly-qualified and experienced nominees, Charles Elson and Jonathan Litt, at the upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”).

Land and Buildings is gratified that both ISS and Glass Lewis support its call for change on the Taubman Board. Land and Buildings urges all shareholders to follow the ISS and Glass Lewis recommendations by voting the GOLD proxy card TODAY to elect both of Land and Buildings’ highly-qualified nominees at the Annual Meeting and “DO NOT VOTE” on the Company’s white proxy card.

In their reports, ISS and Glass Lewis affirmed Land and Buildings’ contention that the entrenchment and lack of effective oversight by the Taubman Board has contributed to the Company’s underperformance and has harmed shareholders. The advisory firms each performed a detailed analysis of both sides’ positions and carefully considered, among other things, the Company’s total shareholder return, operating performance and financial performance, as well as the strong experience and qualifications of Land and Buildings’ nominees. We appreciate the time and attention Glass Lewis and ISS have dedicated to this complex situation.

ISS concluded that shareholders should vote on the GOLD proxy card, saying:

  “The governance issues raised in this contest are among the company's most salient challenges at present and bear ongoing consequences for shareholder value. The dissident has made a compelling case that the board is in need of additional perspectives—particularly in the area of corporate governance—and additional motivation to center its core constituency.”1

  “Nominee Elson's qualifications…as a well-regarded governance expert with public board experience and as a member of dissident slates, make him an appropriate choice. Given the duration and acuteness of the company's governance issues, tasking a single dissident nominee with bringing change to a long-tenured board of nine is a tall order. Nominee Litt is well-positioned to provide an investor perspective, and has raised valid points regarding the company's performance.”
  “By electing the full dissident slate, shareholders can take some comfort that the newest board members will be empowered to operate in a way that is both constructive and impactful, and that these new perspectives may allow the board to consider the full range of strategies and solutions going forward.”

Regarding the Taubman Board’s decision to grant the Taubman family a 30% voting block through the Series B-share structure and rejection of the Simon Property Group’s offer, ISS notes:

  “The board's decision, including the decision to incur the obligation to issue the Series B shares, has resulted in a situation in which the minority unitholders control the public equity without owning a commensurate share of that public equity (and admittedly, they cannot own more than a 10 percent stake of the public equity without jeopardizing its REIT status). Commandeering the shareholder vote has a cost that's difficult to quantify given that some of the repercussions are relatively concrete, and others are somewhat abstract though no less consequential.”
  “There are serious costs to having a board that is not responsive to shareholders on matters of importance. There is no guarantee that, if given another occasion to make a unilateral choice in contravention to shareholders' wishes, the board will not destroy shareholder value.”

1 Permission to quote from the ISS report was neither sought nor obtained.

Glass Lewis also criticized significant corporate governance issues, among other concerning aspects, at Taubman and recognized that Land and Buildings’ nominees will bring needed fresh perspectives to the Taubman Board, noting:

  “[W]e believe the Company's track record of not only maintaining, but also utilizing, long frowned upon corporate governance practices such as a classified board and a dual-class voting stock structure, among others, to disenfranchise common shareholders, as well as the board's general resistance to progressive governance changes, combined with a lack of accountability on the board level, all of which have contributed to sub-optimal operational and TSR performance in recent years, firmly establishes a case for the minority board changes sought by the Dissident.”2
  “Based upon our review and interactions, we view the Taubman board as an old-style board in need of further change and refreshment beyond the largely cosmetic and reactive changes it has made to date.”
  “[C][hanges -- beyond those that the Company has recently made partly in reaction to the Dissident's campaign -- are needed… in order to further refresh the board, modernize the Company's corporate governance structure, instill a culture of accountability and increase independent shareholder representation and oversight. Simply maintaining the status quo is not likely to result in the best potential outcome for common shareholders, in our view, from a governance or value perspective.”
  “[W]e also believe the Dissident has effectively linked the underperformance to persistent operational issues, such as inferior margins and underutilized revenue opportunities, as well as capital allocation concerns resulting from past and potential asset impairments.”
  “Land & Buildings' two director nominees, Mr. Litt, its founder, CIO and an activist investor in the REIT sector, and Mr. Elson, a corporate governance expert who has pushed for modernizing governance structures at numerous public companies, both seem particularly well-suited, in our view, to advocate for positive changes and to disrupt the status quo on the Taubman board in a manner which would benefit all shareholders.”

2 Permission to quote from the Glass Lewis report was neither sought nor obtained.

Jonathan Litt, Founder and CIO of Land and Buildings, said, “The fact that ISS and Glass Lewis have supported both of our nominees sends a clear signal that urgent change is needed at Taubman in order to put the Company on the best path for success. Our nominees are aligned with the interests of shareholders and have the industry knowledge and Board experience necessary to reverse a history of underperformance and unlock value at Taubman. We look forward to continuing to make our case for change in advance of the Company’s annual meeting.”

THE TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS AGREE THAT LAND AND BUILDINGS’ SLATE IS THE RIGHT CHOICE FOR SHAREHOLDERS!

VOTE FOR CHANGE ON THE GOLD PROXY CARD TODAY.

For additional information, please visit www.SaveTaubman.com.

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com:

SAVE TAUBMAN

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Press Releases & Statements

MAY 23

MAY 23, 2017

MAY 18

Land and Buildings Issues Letter Commenting on Taubman Centers' Numerous Misleading Excuses for Chronic Underperformance

MAY 18, 2017

MAY 17

Filed Taubman Centers Complaint

MAY 17, 2017

MAY 17

Land and Buildings Files Complaint Against Taubman Centers, Inc.

MAY 17, 2017

MAY 09

Land and Buildings Issues Presentation Refuting Taubman Centers' False and Misleading Claims

MAY 9, 2017

MAY 01

Land and Buildings Issues Detailed Presentation Outlining Need for a Refreshed Board at Taubman Centers, Inc.

MAY 1, 2017

APR 27

Land and Buildings to Host Conference Call on Taubman Centers on Monday May 1st at 10AM Eastern

APRIL 27, 2017

APR 26

TCO Proxy Supplement

APRIL 26, 2017

APR 19

Proxy Statement of Land & Buildings Capital Growth Fund, LP

APRIL 19, 2017

APR 19

Land and Buildings Issues Letter to Taubman Centers, Inc. Shareholders and Commences Solicitation of Proxies for Taubman's Upcoming Annual Meeting

APRIL 19, 2017

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